UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2018 (December 6, 2018)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-55778 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01    Entry into a Material Definitive Agreement

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03    Creation of a Direct Financial Obligation

Terms of the Agreement

On December 6, 2018 (the “Effective Date”), RPT Wallingford Plaza, LLC (“RPT Wallingford Plaza”), a Delaware limited liability company and an indirect wholly-owned subsidiary of RREEF Property Trust, Inc. (the “Company”), as borrower, entered into a secured promissory note and deed of trust, security agreement and fixture filing providing for a $6.95 million secured, non-recourse loan (the “Loan”) with Transamerica Premier Life Insurance Company (“Transamerica”), which is not affiliated with the Company or any of the Company’s affiliates.

The Loan is secured by Wallingford Plaza, which is comprised of a 30,761 square foot mixed use retail / office property on a 0.52 acre site, located in Seattle, Washington (the “Property”). The Company acquired the Property for a gross purchase price of $12.75 million on December 12, 2013, exclusive of closing costs, and owns it through RPT Wallingford Plaza. The Property contains five tenants occupying 100% of the building. Also on December 6, 2018 and in connection with the Loan, RPT Wallingford Plaza executed an environmental indemnity agreement (the “Agreement”) to and for the benefit of Transamerica, which provides for certain indemnifications if the use of the Property is not in material compliance with current Environmental Laws (as defined in the Agreement).

The interest rate for the Loan is fixed at 4.56% with interest-only payments for the first 24 months of the term, followed by payments including interest and principal based on a 30-year amortization schedule for the remainder of the ten year term. The maturity date of the Loan is January 1, 2029 with no extension options. The Loan permits voluntary prepayment of the full amount of the Loan at any time subject to payment of the applicable prepayment premium, which is equal to a yield maintenance calculation for prepayments occurring from the beginning the term up to 90 days before the maturity date. The Loan is prepayable at par during the last ninety days of the term. Additionally, the Loan contains a one-time option to be assumed by a new borrower subject to satisfaction, in Transamerica’s sole discretion, of specified conditions and payment of a fee equal to 1.0% of the outstanding balance of the Loan.

Fees

RPT Wallingford Plaza paid loan financing costs of approximately $193,000, comprised of lender fees, legal costs, taxes, and other customary closing costs.

Use of Proceeds

Proceeds of $6.95 million under the Loan, net of certain financing costs, were applied to the Company’s existing secured $100.0 million line of credit with Wells Fargo Bank, N.A. Prior to closing of the Loan, the Property served as additional collateral under the line of credit.

The foregoing descriptions of the deed of trust, security agreement and fixture filing, the Agreement and the secured promissory note do not purport to be complete and are qualified in their entirety by reference to the complete text of these agreements, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

The exhibits filed as part of this Current Report on Form 8-K are identified in the Exhibit Index immediately following the signature page of this report. Such Exhibit Index is incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Eric Russell
Name:	Eric Russell
Title:	Chief Financial Officer

Date: December 12, 2018

Exhibit No.	Description
10.1
Deed of Trust, Security Agreement and Fixture Filing, entered into as of December 6, 2018, by and between RPT Wallingford Plaza, LLC, as borrower, and Transamerica Premier Life Insurance Company, as lender.

10.2	Environmental Indemnity Agreement, executed as of December 6, 2018, by RPT Wallingford Plaza, LLC to and for the benefit of Transamerica Premier Life Insurance Company.
10.3	Secured Promissory Note, executed as of December 6, 2018, by RPT Wallingford Plaza, LLC to and for the benefit of Transamerica Premier Life Insurance Company.